EXHIBIT 10.33

Dana Evan

[Address]

July 27, 2007

Dear Dana:

This Severance & General Release Agreement (the “Agreement”) acknowledges your resignation from your position of Chief Financial Officer of VeriSign, Inc. (“VeriSign” or the “Company”) and from all positions that you held as an officer or employee of VeriSign or any of its subsidiaries or joint ventures effective as the Termination Date (defined below) and confirms that your employment with VeriSign was terminated effective as of July 10, 2007 (the “Termination Date”).

In an effort to assist you with your transition and to ensure an amicable and smooth separation, and contingent upon your acceptance of the terms and conditions of this Agreement, VeriSign hereby offers you the package described below.

To accept this Agreement, you will need to sign below where indicated in front of a witness, have the witness sign where indicated and then return the signed Agreement to VeriSign within twenty-one (21) calendar days. The date that is twenty-two (22) calendar days after the date you or your attorney are presented with this Agreement is referred to in this Agreement as the “Acceptance Expiration Date.” You have seven (7) calendar days following your return of the executed Agreement (the “Revocation Period”) to revoke your acceptance of it. If, during the Revocation Period, you decide that you would like to revoke your acceptance of this Agreement then revocation must be made by delivering written notice of your revocation to Attention: General Counsel, VeriSign, Inc., 21351 Ridgetop Circle, Dulles, Virginia 20166, and must be received no later than the seventh day after you return the signed Agreement.

1. Consulting. From the day after the Termination Date to December 31, 2007 (the “Consulting Period”), you will make yourself available to provide consulting services to VeriSign, performing such tasks as may be assigned by the VeriSign Board of Directors (the “Board”) and/or the Chief Executive Officer, including without limitation those related to litigation, investigations or other matters. VeriSign will pay you a fee of $10,000 per month (the “Consulting Fee”) in arrears for such consulting services. During the Consulting Period, VeriSign will provide you with secretarial support and administrative services as reasonably necessary to perform the consulting services for VeriSign.

During the Consulting Period, (i) you will be an independent contractor, not a VeriSign employee; (ii) you will not be eligible to participate in any of the benefits programs offered by VeriSign to its employees, except to the extent that you may be eligible to continue benefits coverage under COBRA; and (iii) you will not have authority to enter into any commitment on

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behalf of any VeriSign Company. For the purposes of this Agreement, “VeriSign Company” means VeriSign or any of its subsidiaries or joint ventures to which it or its subsidiaries are a party.

2. Additional Consideration from VeriSign. In consideration for the covenants and promises herein and provided you accept and remain in compliance with the terms and conditions of this Agreement, you will be provided with the following benefits:

2.1 Severance. VeriSign will pay you a severance in the total amount of $672,000 (the “Severance Payment”), which shall be payable in two installments, as described below.

VeriSign will pay you the first installment of the Severance Payment, which shall be in the amount of $450,240 within thirty days of the Effective Date of this Agreement, provided you are then in full compliance with your obligations under this Agreement. For the purposes of this Agreement, “Effective Date” means the eighth day after you return the signed Agreement to VeriSign, provided you return the signed Agreement before the Acceptance Expiration Date and then do not revoke your acceptance of this Agreement during the Revocation Period.

VeriSign will pay you the second installment of the Severance Payment, which shall be in the amount of $221,760 on the one year anniversary of the Termination Date, provided that you are then in full compliance with your obligations under this Agreement, including without limitation your obligations under Section 8 and 9 of this Agreement.

You agree that the Severance Payment is not required by contract or under the Company’s normal policies and procedures, and is provided as a severance solely in connection with this Agreement, and that you are not entitled to any payments from the company or the other persons and entities released by this Agreement other than as set forth in this Agreement.

2.2 Annual Bonuses.

(a) 2006 Bonus. You will receive $252,000 as full payment of your annual corporate bonus for 2006 (the “2006 Bonus”) within thirty (30) days of the Effective Date of this Agreement.

(b) 2007 Bonus. Subject to the terms and conditions for payment of corporate bonuses generally applicable to employees for services rendered in 2007 (other than the requirement that you be employed by VeriSign on the bonus payment date), you will be eligible to receive a portion of your bonus for 2007 (the “2007 Bonus”) to be pro-rated as of the Termination Date. Payment of the 2007 Bonus will be contingent upon your full compliance with your obligations under this Agreement, including without limitation your obligations under Sections 8 and 9 below of this Agreement, at the time VeriSign issues 2007 corporate bonuses to its employees.

For the purpose of clarification, your Target Bonus amount for 2007 is sixty percent (60%) of your annual base salary. Your current annual base salary is $420,000. Therefore, if the Termination Date is July 10, 2007 then the maximum amount that you will receive as the 2007 Bonus will be $131,040 (calculated as follows: ($420,000 * .6) * (191/365) = $131,040).

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The exact amount of the 2007 Bonus that you will receive will be determined by VeriSign based on the performance of both the company and your division (Corporate). The payment of the 2007 Bonus, if any, will be made at the time that VeriSign issues 2007 bonuses to its employees, which will be no later than March 15, 2008.

2.3 COBRA Premiums. VeriSign also will make a payment to you within thirty (30) days of the Effective Date in the amount of $22,632 which is the equivalent of 18 months’ of COBRA premiums (consistent with your current coverage levels). You will need to apply for COBRA if you would like to extend your benefits coverage beyond the Termination Date.

2.4 Life Insurance. In addition, within thirty (30) days of the Effective Date, VeriSign will provide you with a payment in the amount of $2,211, which is the equivalent of 18 months’ of life insurance premiums (consistent with your current coverage levels). You will need to contact your life insurance provider if you want to maintain your life insurance policy beyond the Termination Date.

2.5 Stock Options, RSU’s And RSA’s.

(a) Existing Grants. Attached as Exhibit A to this Agreement is a list of your options to purchase shares of common stock of VeriSign, Inc., restricted stock units (“RSU’s”) of VeriSign, Inc. and restricted stock awards (“RSA’s”) of VeriSign, Inc., each in the amounts, received on the grant dates and with the exercise prices (for stock options only) as reflected in Exhibit A. You agree that, except as reflected in Exhibit A you have no rights to VeriSign stock options, restricted stock units or restricted stock awards. Except as may be expressly modified in this Agreement, all VeriSign stock options, RSU’s and RSA’s may be exercised only in accordance with the terms of the applicable stock option plans, notices of grant and option or RSU or RSA agreements.

(b) Stock Option Acceleration. As of the Effective Date, and subject to compliance with applicable law and any stock option exercise limitation imposed by the Board, you will receive acceleration of vesting of twenty-five percent (25%) of your unvested stock options as of the Termination Date to purchase shares of VeriSign common stock for which the Fair Market Value is greater than the Exercise Price on the Termination Date. For the purposes of the Agreement, the term “Fair Market Value” means the closing price per share of VeriSign common stock on The Nasdaq Global Select Market. For the purpose of this Agreement, the term “Exercise Price” means the exercise price of the VeriSign stock options as specified in Exhibit A. The 25% of your unvested stock options that will be subject to accelerated vesting will be those options that have the lowest Exercise Price as set forth in Exhibit B attached hereto.

Notwithstanding anything else stated in any applicable stock option plan, you may exercise your vested VeriSign, Inc. stock options for up to six (6) months following the Termination Date.

As you know, VeriSign had imposed a stock option exercise suspension in connection with the Board’s review of VeriSign’s stock option grants. The Board subsequently passed a resolution extending the post termination exercise period of options to the 45th day after the stock option exercise suspension is lifted. Pursuant to the Board’s resolution, you will have at least forty-five (45) days after the suspension is lifted to choose to exercise your options. If your then

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remaining post termination exercise period is greater than forty-five (45) days from the date the option exercise suspension is lifted then the remaining longer portion of your post termination exercise period will apply (e.g. If your Termination Date is June 30, 2007 and if the Board lifts the exercise suspension on July 30, 2007 then you will have until December 30, 2007 to exercise your vested options provided you accept the terms and conditions of this Agreement). As of the Termination Date, you will no longer be subject to the black out periods for exercise and/or sale which you had as an officer of the Company, provided that you are not in possession of material nonpublic information.

All other options which are not vested as of the Termination Date will expire immediately on the Termination Date. If you have questions about this you can contact David Pomponio, Vice President of Compensation at (703) 948-3415. Please make sure that you provide your current mailing address and e-mail address to Mr. Pomponio so that you can be notified of when the option exercise suspension is lifted.

(c) RSU Acceleration. As of the Effective Date, and subject to compliance with applicable law, you will receive acceleration of vesting of twenty-five percent (25%) of your unvested restricted stock units (“RSU’s”) of VeriSign common stock as of the Termination Date. Exhibit B reflects which RSU’s will be subject to acceleration of vesting.

All other RSU’s which are not vested as of the Termination Date will expire immediately on the Termination Date.

(d) Potential Exercise Price Adjustments. If the Board or the ad hoc group of directors that performed the options review determines in good faith within ninety (90) days from the Termination Date, based on information not available to it on the Termination Date, that the Exercise Price of any of your VeriSign stock options should be increased based on your conduct relating to option granting practices then the Exercise Price of any such VeriSign stock options shall be increased to the price so determined by the Board or ad hoc group of directors and, with respect to any exercised options, you agree to repay to the Company in cash the difference between such increased price and the exercise price that you paid. This Section 2.5(d) is subject to your right to challenge any such determination by the Board or ad hoc group of directors in an arbitration proceeding as described in Section 12.2 below.

2.6 Full Payment. On or around the Termination Date, you will receive your final salary payment and payment for any hours of Paid Time Off (“PTO”) that you may have accrued but not used as of the Termination Date. Except as expressly stated above, and except for any expenses that may be reimbursed to you pursuant to Section 4(a) below, you shall not be entitled to any other or further compensation, remuneration, reimbursement payments, options, stock, or other equity issue of or from VeriSign or any VeriSign Party (defined at Section 3 below). By executing this Agreement, you are acknowledging and agreeing that, once the above noted payments have been made, you will have received all payments from VeriSign for the work you have performed for VeriSign or any VeriSign Party through the Termination Date and acknowledge and agree that VeriSign and the VeriSign Parties do not owe you any more money, compensation or benefits for any hours you worked through the Termination Date or under any and all other severance, change of control or other agreements that you may have or have had with the Company, any of its subsidiaries, affiliates or joint ventures, whether written, oral or implied.

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3. Release of Claims. In consideration for the above benefits and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, your signature below indicates your agreement as follows:

3.1 General Release. In keeping with our intent to allow for an amicable separation, and as part of our accord, and deeming this Agreement to be fair, reasonable, and equitable, and intending to be legally bound hereby, you agree to and hereby do, for yourself and for each of your heirs, executors, administrators and assigns, forever and irrevocably fully release and discharge VeriSign (including any subsidiary or affiliated entities, or any joint ventures to which VeriSign or any of its subsidiaries is a party and all of their respective officers, directors, employees, agents, insurance carriers, auditors, accountants, attorneys, representatives, shareholders, predecessors, successors, purchasers, assigns, and representatives) (collectively the “VeriSign Parties”) from any and all grievances, liens, suits, judgments, claims, demands, debts, defenses, actions or causes of action, obligations, damages, and liabilities whatsoever which you now have, have had, or may have, whether the same be known or unknown, at law, in equity, or mixed, in any way arising out of or relating in any way to any matter, act, occurrence, or transaction that occurred before or as of the Termination Date, including but not limited to your employment with VeriSign and your separation from VeriSign. This is a General Release. This General Release is a material inducement for the Company to enter into this Agreement. You expressly acknowledge that this General Release includes, but is not limited to, your release of any tort and contract claims, arbitration claims, claims under any local, state or federal law, wage and hour law, wage collection law or labor relations law, and any claims of discrimination or harassment on the basis of age, race, sex, sexual orientation, religion, disability, national origin, ancestry, citizenship, retaliation or any other claim of employment discrimination or retaliation, and any claims under the Civil Rights Acts of 1964 and 1991 as amended (42 U.S.C. §§ 2000e et seq.), the Age Discrimination In Employment Act (the “ADEA”) (29 U.S.C. §§ 621 et seq.), Executive Order 11141, the Americans With Disabilities Act (42 U.S.C. §§ 12101 et seq.), the Rehabilitation Act of 1973 (29 U.S.C. §§ 701 et seq.), the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001 et seq., the Worker Adjustment and Retraining Notification Act, the Older Workers Benefit Protection Act, the Family and Medical Leave Act (29 U.S.C. §§ 2601 et seq.), the Fair Labor Standards Act (29 U.S.C. §§ 201 et seq.), the Equal Pay Act of 1963, 29 U.S.C 206 and any other claim under any law prohibiting employment discrimination, harassment or relating to employment, including without limitation any applicable state law counterpart of any of the foregoing, including the California Fair Employment and Housing Act, the California Family Rights Act and claims under the California Labor Code. This General Release also includes, without limitation, your release of all claims for wrongful termination, constructive termination, violation of public policy, breach of any express or implied contract, breach of any implied covenant, fraud, intentional or negligent misrepresentation, emotional distress, defamation, slander or any other claims related to your relationship with any VeriSign Parties.

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You hereby knowingly waive any and all rights you have or may have under Section 1542 of the California Civil Code. Section 1542 provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Notwithstanding Section 1542 of the Civil Code of California, you expressly consent that this Agreement shall be given full force and effect according to each and all of its expressed terms and provisions, including as well those relating to unknown claims, charges, demands, suits, actions, causes of action and debts, if any. You acknowledge that you understand the significance and consequence of this specific waiver of Section 1542. You understand that this Agreement is not an admission of liability under any statute or otherwise by VeriSign, and that VeriSign does not admit but denies any violation of your legal rights.

You represent that you are not aware of any possible claims by you other than the claims that you have waived and released by this Agreement. You acknowledge that you have been advised of your right to consult with legal counsel and expressly agree to waive any rights you may have to any claims, whether the facts or basis for any cause of action are known or unknown as of the Effective Date of this Agreement, and acknowledge such waiver under any common law principle or statute which may govern waivers of such claims. You represent that you have no lawsuits, claims, or actions pending in your name, or on behalf of any other person or entity, against VeriSign or any VeriSign Party, and that if, unbeknownst to you, such a complaint, charge or lawsuit has been filed on your behalf, you will immediately cause it to be withdrawn and dismissed. You further represent that you have no known workplace injuries or occupational diseases.

You also represent that you do not intend to bring any claims on behalf of any other person or entity against VeriSign or any other VeriSign Party. You agree that you will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against VeriSign and/or any VeriSign Party, unless under a government agency request, subpoena or other court order to do so. You further agree both to immediately notify VeriSign upon receipt of any court order, subpoena, document or any legal discovery device that requests your involvement in any way in any legal matter concerning VeriSign or that seeks or might require the disclosure or production of the existence or terms of this Agreement or of any confidential, proprietary or trade secret information of VeriSign or any VeriSign Company, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or legal discovery device to VeriSign’s General Counsel in accordance with Section 12.7 below.

The only claims that this Agreement does not release are: (i) a claim to enforce this Agreement subject to the terms and conditions of this Agreement; (ii) claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law; (iii) claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA; or (iv) the right to bring to the attention of the Equal Employment Opportunity Commission claims of discrimination; provided however that you do release the right to secure any damages for alleged discriminatory treatment. You hereby promise that you will not pursue any claim that you have settled by this Agreement. You agree that if you break this promise, you will pay all of VeriSign’s costs and expenses (including reasonable attorneys’ fees) related to the defense of any claims.

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3.2 OWBPA Notice. In accordance with the Older Workers Benefit Protection Act, you acknowledge that you are waiving and releasing any rights you may have under the Age Discrimination in Employment Act and that this waiver and release are knowing and voluntary. You further acknowledge that: (i) this Agreement is written in a manner that is understandable to you; (ii) the waiver and release of claims under the ADEA contained in this Agreement does not cover rights or claims that may arise after the date on which you sign this Agreement; (iii) this Agreement provides for consideration in addition to anything of value to which you are already entitled; (iv) you are advised that you may consult with an attorney prior to executing this Agreement; (v) you have been granted twenty-one (21) days after being presented with this Agreement to decide whether or not to sign it and that if you sign this Agreement before the expiration of such period you do so voluntarily after having had the opportunity to consult with an attorney and hereby waive the remainder of the twenty-one (21) days period; (vi) any changes to this Agreement, whether material or immaterial, will not re-start the running of the twenty-one (21) day acceptance period; (vii) you have seven (7) calendar days following the date you return the signed Agreement to revoke your acceptance of this Agreement; and (viii) this Agreement shall not be effective until the Revocation Period has expired.

You acknowledge that the consideration given for this waiver and release Agreement is in addition to anything of value to which you were already entitled and is not an employment benefit. You acknowledge that the amounts to be paid by VeriSign under this Agreement are adequate consideration for your execution of this Agreement and for any and all outstanding obligations that may be owed to you by VeriSign.

3.3 Cooperation. You agree to make yourself available upon reasonable notice from VeriSign or its attorneys to provide testimony through declarations, affidavits, depositions or at a hearing or trial, and to work with VeriSign in preparation for such event, and to cooperate with any other reasonable request by VeriSign in connection with the defense or prosecution of any lawsuit to which a VeriSign Company is a party currently pending or filed after the Termination Date.

You agree to reasonably cooperate with the Company in connection with the investigation of the Securities and Exchange Commission, the U.S. Attorney and the Internal Revenue Service relating to the Company’s historical option granting practices and with any review by the Company, its Board of Directors or any ad hoc group thereof.

If VeriSign so requests your cooperation in connection with any legal matter then VeriSign agrees to pay for any reasonable expenses, such as economy class airfare or lodging, that you incur in connection with assisting VeriSign, provided you notify VeriSign in advance of what your reasonable expenses are expected to be and receive prior written approval from VeriSign for such expenses.

4. Business Expenses.

(a) Business Expense Reimbursements. Please submit any expense reports you may have for travel or business related expenses that you incurred during your employment with

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VeriSign for reimbursement within thirty (30) days after the Termination Date. All valid expense reports that are properly submitted will be paid on the regular expense cycle, subject to the terms and conditions of the VeriSign Travel and Expense Reimbursement Policy (the “Expense Reimbursement Policy”).

(b) Repayment of Certain Expense Reimbursements. You agree that you will repay the Company promptly upon request for any expense reimbursements that were made to you by the Company to the extent that the Audit Committee of the Board of Directors, in good faith, determines that such expense reimbursements either exceeded the amounts permitted under the Company’s Expense Reimbursement Policy or were not reimbursable expenses under the Company’s Expense Reimbursement Policy (collectively the “Unapproved Expenses”). If such determination is made before all of the payments payable to you under this Agreement are paid to you then the Company may deduct such Unapproved Expenses from the payments that would otherwise be due to you under this Agreement.

5. Transition And Return of Company Property.

You agree that from the date you receive this Agreement through the Termination Date you will cooperate in performing work related tasks that may be reasonably requested of you by VeriSign and you acknowledge that, in its discretion, VeriSign may relieve you from performing all work related tasks even before the Termination Date.

You agree to return to VeriSign either on the Termination Date or on any earlier date specified by VeriSign any and all property of VeriSign, including without limitation your computer, your ID badge and any other property or equipment issued to you by VeriSign, files, correspondences, notes, notebooks, reports, plans, business plans, financial documents and any other documents prepared for or by VeriSign concerning the Company or the Company’s customers, employees, products, services, technology, processes or strategies, including copies of all original documents.

6. Ongoing Confidentiality Obligations. You agree to keep confidential and not to use any trade secret, confidential business or proprietary information which you acquired during your employment with VeriSign, including, but not limited to, any marketing, finance, business, legal, technical, or sales information, plans, or strategies related to any VeriSign Company or any of their respective customers. This is intended to cover any information of a nature not normally disclosed by VeriSign to the general public. You agree that every term of this Agreement, including, but not limited to the amounts to be paid under this Agreement, shall be treated by you as strictly confidential, and expressly covenant not to display, publish, disseminate, or disclose the terms of this Agreement to any person or entity other than your immediate family members, your attorneys or your tax advisors (and you agree to instruct them to keep the terms of this Agreement confidential), or as necessary to enforce this Agreement, or as required by law or legal process. You agree that you will provide VeriSign with as much advance notice as practicable, and at least as much advance notice as is required by Section 3.1 above, if you are required by law or legal process to disclose any confidential, proprietary or trade secret information of VeriSign or any other VeriSign Company.

7. Nondisparagement / No Unauthorized Public Statements. You agree to refrain from making any derogatory, disparaging or defamatory remarks, statements or communications about

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any VeriSign Party or concerning any products or services being developed, marketed or sold by any VeriSign Company. You further agree that you will not make any public statement about VeriSign or any other VeriSign Party without the advance written approval of VeriSign’s Chief Executive Officer.

VeriSign agrees that no member of the Board of Directors and no Executive Vice President of the Company shall make any derogatory, disparaging or defamatory remarks, statements or communications about you.

You and VeriSign agree that you will mutually agree on the content of any message announcing your departure from VeriSign that will be contained in any press release.

Nothing in Sections 6 and 7 shall have application to any evidence or testimony requested by any court, arbitrator or government agency or any VeriSign Party’s compliance with any applicable disclosure requirements, except that you agree that you will provide VeriSign with as much advance notice as practicable, and at least as much advance notice as is required by Section 3.1 above, before disclosing any confidential, proprietary or trade secret information of VeriSign or any other VeriSign Company to any court, arbitrator or government agency.

8. Non-solicitation.

8.1 Nonsolicitation of Employees and Consultants. During the term of your employment with VeriSign and for twelve (12) months after the Termination Date, you agree that you will not directly or indirectly solicit, encourage or induce, or attempt to solicit, encourage or induce, any employee or consultant of a VeriSign Company to terminate his/her employment or consulting relationship with such VeriSign Company.

8.2 Nonsolicitation of Customers. For twelve (12) months after the Termination Date, you agree that you will not directly or indirectly:

(i) contact or solicit business from any customer (including any prospective customer) of any VeriSign Company for the purpose of attempting to sell, license or otherwise provide to such customer (or prospective customer) any Restricted Products or Services (defined below); or

(ii) interfere or attempt to interfere with the relationship or prospective relationship of any VeriSign Company with any person or entity that is or is expected to become a customer of a VeriSign Company.

For the purposes of this Agreement, “Restricted Products or Services” means any product or service that any VeriSign Company was developing, providing, selling, licensing, marketing or distributing to customers or potential customers as of the Termination Date.

9. Noncompete. In light of the consulting arrangement described above as well as your continued access to and knowledge of confidential and proprietary information and trade secrets of VeriSign, and acknowledging that it would be difficult for you to accept employment competitive with VeriSign without the risk of use or disclosure of confidential and proprietary information and trade secrets of the company, however inadvertent, you agree that, during the

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term of your employment with VeriSign and for twelve (12) months after the Termination Date, you will not, in any county, state, country or other jurisdiction in which any VeriSign Company does business or, as of the Termination Date, is planning to do business:

(i) directly or indirectly, alone or with others, engage in any Restricted Business (as defined below);

(ii) be or become a director, officer, stockholder, owner, co-owner, partner, member, trustee, promoter, founder, employee, agent, representative, distributor, reseller, sublicensor, investor, lender, consultant, contractor, advisor or manager of or to, or otherwise acquire or hold any interest in any person or entity that engages in a Restricted Business;

(iii) permit your name to be used in connection with a business that is a Restricted Business; or

(iv) directly or indirectly, alone or with others, interfere with any business of a VeriSign Company;

provided, however, that nothing in this Section 9 will prevent you from (A) owning a passive investment of less than one percent (1%) of the outstanding shares of the capital stock of a publicly-held corporation if you are not otherwise associated, directly or indirectly, with such corporation or any affiliate company of such corporation; (B) owning as a passive investment less than one percent (1%) of the equity interests in any venture capital fund in which you are solely a passive investor and are not a principal, partner, advisor or other service provider for such venture capital fund; (C) serving as an employee or consultant to any VeriSign Company; or (D) continuing as a Board member of Omniture, Inc. (OMTR).

For the purposes of this Agreement, “Restricted Business” means any company or entity which is engaged in the following lines of business: domain name services, SSL security services, managed security services, PKI services, network consumer authentication services, content delivery network services, messaging services, communications services similar to or competitive with the communications services offered by VeriSign and activities directly related to such lines of business.

10. Employee Acknowledgement. You acknowledge that VeriSign’s agreement to pay you the amounts stated in this Agreement is contingent upon your agreement to comply with your obligations under this Agreement. You further agree that if it is determined through binding arbitration pursuant to Section 12.2 below that you have breached any term of this Agreement in any significant respect, then the Company may: (i) require that you repay to VeriSign any payment made to you pursuant to this Agreement and that you pay to the Company all gains received by you from the exercise of stock options and restricted stock units the vesting of which was accelerated pursuant to Section 2.5 above; and (ii) may refuse to make any further payments to you that otherwise would be made to you under this Agreement or to permit you to exercise unexercised stock options and restricted stock units the vesting of which was accelerated pursuant to Section 2.5 above. You agree that the restrictions imposed upon you in this Agreement are as narrow in scope as is consistent with the protection of the Company’s legitimate interest in the protection of its confidential information and proprietary information and trade secrets.

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11. No Assignment. You represent that no portion of any claims or rights that you have released and no portion of any recovery or settlement to which you may be entitled has been assigned or transferred to any other person, firm, corporation or other entity not a party to this Agreement in any manner, including by way of subrogation or operation of law or otherwise. If any claim, action, demand or suit should be made or instituted against any VeriSign Party because of any such purported assignment, subrogation or transfer, you agree to indemnify and hold harmless the VeriSign Party against such claim, action, suit or demand, including necessary expenses of investigation, attorneys’ fees and costs.

12. General.

12.1 Governing Law. This Agreement shall be governed by the laws of California without regard to conflicts of law principles.

12.2 Arbitration. All controversies, claims and disputes arising out of or relating to this Agreement or your separation from the Company, including without limitation any alleged violation of the terms of this Agreement, shall be resolved by final and binding arbitration before a single neutral arbitrator in San Francisco, California, in accordance with the Employment Dispute Resolution Rules of the Judicial Arbitration and Mediation Services (“JAMS”). The arbitration shall be commenced by filing a demand for arbitration with JAMS within fourteen (14) days after the filing party has given written notice of such breach to the other party. Notwithstanding the foregoing, it is acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations imposed on them under Sections 5, 6, 8, or 9, and that in the event of any such failure, an aggrieved person will be irreparably damaged and will not have adequate remedy at law. Any such person shall, therefore, be entitled to injunctive relief, including specific performance, to enforce such obligations, and if any action shall be brought in equity to enforce any of the provisions of Sections 5, 6, 8 or 9 of this Agreement, none of the parties hereto shall raise the defense that there is no adequate remedy at law.

12.3 Severability. Should any provision of this Agreement be declared or determined by an arbitrator or court of competent jurisdiction to be invalid or otherwise unenforceable, the remaining parts, terms and provisions shall continue to be valid, legal and enforceable, and will be performed and enforced to the fullest extent permitted by law.

12.4 Taxes. All payments stated in this Agreement will be subject to applicable tax withholdings and other deductions. To the extent any taxes may be payable by you for the payments and benefits provided to you by this Agreement beyond those withheld by the Company, you agree to pay them yourself and to indemnify and hold the Company and other persons and entities released by this Agreement harmless for any tax claims or penalties, and associated attorneys’ fees and costs, resulting from any failure by you to make required payments.

12.5 Construction. The subject headings in this Agreement are for convenience purposes only and do not affect the interpretation of this Agreement. It is agreed that any legal rule to the effect that ambiguities ought to be resolved against the drafting party shall not apply to any interpretation of this Agreement.

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12.6 Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned. This Agreement may be signed via facsimile.

12.7 Notices. All notices, demands or other communications regarding this Agreement shall be in writing and shall be sufficiently given if either personally delivered or sent by overnight courier, addressed as follows:

(a) If to the Company:

VeriSign, Inc.

Attention: General Counsel

21351 Ridgetop Circle

Dulles, Virginia 20166

(b) If to you to:

Attention: Dana Evan

[Address]

12.8 Entire Agreement. You agree that this Agreement contains the entire agreement between you and VeriSign and supersedes all prior or contemporaneous agreements or understandings between you and VeriSign, or any entity that has been acquired by VeriSign, on the subject matters of this Agreement, except this Agreement does not supersede: (i) the Indemnification Agreement entered into by you on November 13, 1996 (the “Indemnity Agreement”); (ii) the letter agreement dated November 3, 2006 and signed by you on November 10, 2006 (the “Indemnity Letter Agreement”), (iii) the VeriSign, Inc. Employee Agreement Confidential Information that you signed on June 1, 1996, (iv) the VeriSign, Inc. Employee Agreement Inventions and Patents that you signed on June 1, 1996; (v) any portion of any agreements you may have entered into that either provides greater protection to VeriSign’s confidential or proprietary information or assigns ownership to VeriSign or any of its subsidiaries of inventions, developments, patents, trademarks, copyrights, trade secrets or any other intellectual property; (vi) any stock option plans, stock options agreements, notices of grant and option election forms that relate to any grants of stock options or restricted stock units or restricted stock awards that were granted to you by the Company; or (vii) the Company’s 401(k) plan and any rights you may have thereunder ((i)-(vii) above collectively the “Surviving Agreements.” The Surviving Agreements will each remain in full force and effect in accordance with each of their respective specific terms and conditions.

12.9 Amendments. No changes to this Agreement will be valid unless the change is in writing, is signed by both you and VeriSign’s Chief Executive Officer and specifically states that it is amending this Agreement.

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Please read this Agreement carefully. We will hold this offer open for twenty-one (21) days. VeriSign will have no obligations to you under this Agreement if you do not sign it and return it before the Acceptance Expiration Date or if you revoke your acceptance of this Agreement during the Revocation Period.

Your signature below will indicate that you are entering into this Agreement freely and with a full understanding of its terms and that you are committing to comply with all of the obligations imposed upon you by this Agreement. You may keep the enclosed duplicate copy of this Agreement for your files.

If you have any questions, please feel free to contact me.

Very truly yours,

On behalf of VeriSign, Inc.

/s/ WILLIAM A. ROPER
William A. Roper
Chief Executive Officer

cc: Linda McPharlin

I, DANA EVAN, HAVE READ AND UNDERSTAND THIS AGREEMENT, AND I ENTER INTO IT VOLUNTARILY, WITH FULL KNOWLEDGE OF ITS EFFECT. I UNDERSTAND THAT ALL REFERENCES IN THIS AGREEMENT TO “YOU” ARE REFERENCES TO ME, DANA EVAN. THE EXECUTION, DELIVERY AND PERFORMANCE OF THIS AGREEMENT BY ME WILL NOT CONFLICT WITH, BREACH, OR VIOLATE OR CAUSE A DEFAULT UNDER ANY AGREEMENT CONTRACT OR INSTRUMENT TO WHICH I AM SUBJECT.

/s/ DANA L. EVAN	8/15/2007
Signature	Date

/s/ CAROL MASON	8/15/2007
Witness	Date

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EXHIBIT A

Outstanding Option Grants

Grant Date	Grant Number	Governing Plan	Exercise Price		Total Options Granted	Vested Options As Of Termination Date (not subject to “no sale” restriction)	Vested Options Subject To “No Sale” Restriction As Of Termination Date		Unvested Options As Of Termination Date
8/1/2000	20002204	1998 Plan	$165.22	[1]	1,322	1,322	0		0
8/1/2000	20002205	1998 Plan	$165.22	[2]	123,678	123,678	0		0
12/29/2000	20002904	1998 Plan	$127.31	[3]	25,000	25,000	0		0
3/15/2001	20004272	1998 Plan	$42.26	[4]	40,000	40,000	0		0
9/6/2001	20007488	1998 Plan	$38.30	[5]	90,000	90,000	0		0
2/21/2002	20009538	1998 Plan	$23.74	[6]	100,000	100,000	0		0
5/24/2002	20009712	1998 Plan	$10.08		75,000	75,000	0		0
8/11/2003	21000631	1998 Plan	$12.88		80,000	75,000	0		5,000
11/3/2004	21004442	1998 Plan	$26.53		135,000	84,375	50,625	[7]	0
8/2/2005	21005409	1998 Plan	$26.40		108,000	47,250	60,750	[8]	0
8/1/2006	21009180	2006 Plan	$17.94		81,000	0	0		81,000

Total						661,625	111,375		86,000

Outstanding RSU And RSA Grants

Grant Date	Grant Number	Grant Type	Governing Plan	Total RSU’s or RSA’s Granted	Vested RSU’s or Vested RSA’s As Of Termination Date	Unvested RSU’s or Unvested RSA’s As Of Termination Date
8/11/2003	71000000	RSA	1998 Plan	30,000	30,000	0
8/2/2005	U1000012	RSU	1998 Plan	12,000	1,200	10,800
8/1/2006	U1000072	RSU	2006 Plan	9,000	0	9,000

Total					31,200	19,800

[1]	The original exercise price was $151.25.
[2]	The original exercise price was $151.25.
[3]	The original exercise price was $74.188
[4]	The original exercise price was $34.4380
[5]	The original exercise price was $34.16.
[6]	The original exercise price was $22.71.
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These options were vested as of the Termination Date but were subject to a no sale restriction imposed by the Board on December 29, 2005. However, as reflected in Exhibit B, these options have been taken into account when calculating the total number of unvested options to be subject to acceleration of vesting.

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These options were vested as of the Termination Date but were subject to a no sale restriction imposed by the Board on December 29, 2005. However, as reflected in Exhibit B, these options have been taken into account when calculating the total number of unvested options to be subject to acceleration of vesting.

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EXHIBIT B

Acceleration of Vesting of Stock Options And Restricted Stock Units

I. Acceleration of Vesting of Stock Options

The stock options that were vested but subject to a no-sale restriction will be taken into account when calculating the total number of unvested options to be subject to acceleration of vesting as follows:

111,375 stock options subject to “no sale” restriction + 86,000 unvested options as of Termination Date = a total of 197,375.

197,375 * 25% = 49,343 unvested options to be subject to acceleration of vesting.

Only the 49,343 unvested options with the lowest Exercise Price will be subject to acceleration of vesting as set forth in the table below.

Grant Date	Grant Number	Governing Plan	Exercise Price	Number Of Options Subject To Acceleration Of Vesting
8/11/2003	21000631	1998 Plan	$12.88	5,000
8/1/2006	21009180	2006 Plan	$17.94	44,343

Total				49,343

II. Acceleration of Vesting of RSU’s

Pursuant to the Agreement, only the following twenty-five percent (25%) of the total 19,800 unvested RSU’s will be subject to acceleration of vesting as set forth in the table below:

Grant Date	Grant Number	Governing Plan	Number Of RSU’s Subject To Acceleration Of Vesting
8/2/2005	U1000012	1998 Plan	2,700
8/1/2006	U1000072	2006 Plan	2,250

Total			4,950

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